UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

ROI LAND INVESTMENTS LTD.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-152002 (Commission File Number)	26-1574051 (I.R.S. Employer Identification No.)

999 Maisonneuve Blvd. West, Suite 750

Montreal, Quebec H3A 3L4

(Address of principal executive offices with Zip Code)

888-351-7004

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

Contract to Invest in Project

On February 25, 2016, ROI Land Investments Ltd. (“ROI”) entered into a Binding Memorandum of Agreement (“MOA”) with Alternative Strategy Partners Pte. Ltd., a Singapore limited company with offices at 10 Collyer Quay Level 40 #40-53, Ocean Financial Centre, Singapore 049315 (“ASP”), pursuant to which ASP is willing to invest at least $3.5 million, and at ASP’s discretion up to $5.0 million, in the ROI’s Acquisition and Development Project located in Sobha Hartland, Dubai, UAE (the “Project”), in exchange for an issuance of bonds designed for ASP (the “Bonds”), and certain other consideration described below. ASP and its affiliates currently are shareholders of ROI, but collectively own less than 5% of ROI’s outstanding common stock. ASP is one of a number of paid foreign intermediaries which ROI has engaged for raising capital outside of the United States.

The MOA is legally binding unless and until superseded by more definitive agreements and instruments, containing the terms and conditions set forth therein with such changes, and such additional terms and conditions, as the parties mutually may agree (the “Closing Documents”), together with issuance of the Bonds. Under the terms of the MOA, ASP is investing the sum of $1,000,000 (the “Initial Investment”), $500,000 upon signing of the MOA and $500,000 not less than seven (7) days later. ROI shall wire to ASP, immediately upon receipt of the second $500,000 payment, the amount which ROI owes ASP for commissions, which amount was previously invoiced by ASP to ROI (approximately $250,000). ROI will use the balance for the Project.

ASP is to invest at least $2,500,000 more, and at most $4,000,000 more (collectively, the “Second Investment”), upon signing of the Closing Documents and issuance of the Bonds, or earlier at ASP’s discretion. Such amounts shall be placed in escrow, with an escrow agent mutually acceptable to ASP and ROI, and shall not be released to ROI unless and until (a) the Closing Documents have been executed, and the Bonds are ready to be issued to ROI; (b) at least $10,000,000 total has been invested in the Project, regardless of the nature of such investment as debt, equity or otherwise (and such investment includes amounts raised by ASP and contributed by ROI and $3,000,000 already contributed to the Project by ROI); and (c) ROI has received, and disclosed to ASP, a preliminary, non-binding letter of interest from at least one reasonably qualified purchaser of the First Plot (as defined below). In the event that, by May 24, 2016, the Closing Documents have not been agreed upon and executed, and the Bonds issued to ASP, then ASP may, at its sole discretion, either (a) extend that deadline as it sees fit, or (b) convert all or a part of the Initial Investment and Second Investment hereunder to Common Stock of ROI, at a rate of one share per One U.S. Dollar ($1.00), or (c) have all or a part of the Second Investment (but not the Initial Investment) refunded to ASP by the escrow agent in cash wired to a designated bank account specified by ASP.

The Bonds shall be a special series designed for ASP, shall mature three years from the date of issuance and shall bear interest at 8% per annum, which shall be paid on a regular quarterly basis. In addition, the holders of the Bonds shall be entitled to receive a Profits Participation of the first of the three plots comprising the Project which ROI shall designate for initial development (the “First Plot”). The Profits Participation shall equal all net profits upon sale of the First Plot, after all costs of acquisition, development and ongoing costs and expenses of maintenance and the sale itself (collectively, the “Project Costs”), computed in accordance with International Financial Reporting Standards, multiplied by the “Profits Percentage” defined below. If the full $5,000,000 is invested by ASP, then the “Profits Percentage” shall be 50% of the Cash-on-Cash Fraction (defined below); if only $3,500,000 is invested by ASP, then the “Profits Percentage” shall be 35% of the Cash-on-Cash Fraction; if an amount above $3,500,000 and below $5,000,000 is invested, then the “Profits Percentage” shall be likewise prorated. As used here, the “Cash-on-Cash Fraction” shall be a fraction, the numerator of which is the amount of ASP’s investment hereunder, and the denominator of which is the total Project Costs. The first Profits Participation shall be paid by ROI to ASP by August 24, 2017, and the second Profits Participations shall be paid by ROI to ASP at the maturity of the Bonds. ASP will the right, in the event such Profits Participations are not made to convert all or a part of the Initial Investment and Second Investment hereunder to Common Stock of ROI, at a rate of one share per One U.S. Dollar ($1.00), or have all or a part of the Second Investment (but not the Initial Investment) refunded to ASP by the ROI in cash wired to a designated bank account specified by ASP.

The Bonds shall be secured by a lien upon the First Plot, subordinated to loans (the proceeds of which are used for the Project) from banks or other institutional lenders, and other bonds upon the Project, if such a lien is determined to be valid and enforceable under Dubai law; otherwise, the Bonds shall be secured by a lien, similarly subordinated, upon all of the stock of the ROI United States subsidiary which is the beneficial owner of the Project.

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ROI has agreed to pay ASP, at the time of the release from escrow of the Second Investment, cash commissions equal to Four Percent (4%) on the funds invested by ASP in the Initial Investment and Second Investment, and also shall issue to ASP shares of ROI’s Common Stock at a rate of one share per $1.50 for every Four Percent (4%) of the funds invested by ASP in the Initial Investment and Second Investment. So, for example, if ASP invests $5,000,000, ASP would receive $200,000 in cash commissions and 133,333 shares of ROI’s Common Stock.

The foregoing summary is qualified in its entirety by reference to the full text of the Binding Memorandum of Agreement, a copy of which is set forth as Exhibit 10.1 to this Form 8-K and made a part hereof.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Binding Memorandum of Agreement between ROI and Alternative Strategy Partners Pte. Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2016	ROI LAND INVESTMENTS LTD.

	By:	/s/ Dr. Sami Chaouch
Dr. Sami Chaouch,
Executive Chairman

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